EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Extends and Increases Stock Repurchase Program
Repurchase program will have $100 million in availability for repurchases through Dec. 31, 2018

Scottsdale, Ariz., Sept. 18, 2017 –– Taylor Morrison Home Corporation (NYSE: TMHC) (the “Company”) today announced that its Board of Directors has authorized an extension of its stock repurchase program until Dec. 31, 2018. The Board also increased the amount available for repurchases under the program to a maximum total amount of $100 million of the Company’s Class A Common Stock. The repurchase program had been due to expire on Dec. 31, 2017 and had $56.4 million remaining under the existing authorization that is being extended and increased. Repurchases of the Company’s Class A Common Stock under the program will occur from time to time in open market purchases, privately negotiated transactions or other transactions through Dec. 31, 2018.

“Our stock repurchase program continues to provide us flexibility within our broader capital allocation strategy, allowing us the opportunity to acquire stock at attractive valuation levels,” said Sheryl Palmer, Chairman, President and CEO of Taylor Morrison. “We believe the extension and increase of our stock repurchase program indicates the strength of our balance sheet, demonstrates confidence in our growth strategy and delivers on our commitment to driving shareholder returns.”

Future repurchases under the stock repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

About Taylor Morrison
Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that has been recognized as the 2016 and 2017 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

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